Pricing Supplement Dated November 5, 2007	Rule 424 (b) (3)

(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.75%

Effective Dates:	11-05-2007 through 11-11-2007